LYNN McKEE, ARAMARK EXECUTIVE VICE PRESIDENT OF HUMAN RESOURCES,

ANNOUNCES HER RETIREMENT:

ABIGAIL CHARPENTIER NAMED SENIOR VICE PRESIDENT AND CHIEF HUMAN RESOURCES OFFICER

(Philadelphia, PA – December 5, 2022) After 42 years of stellar service to Aramark (NYSE: ARMK), Lynn McKee, Executive Vice President for Human Resources, has announced her intention to retire at the end of this calendar year. Abigail Charpentier, currently serving as Senior Vice President of Human Resources and Diversity for the U.S. Food & Facilities business, has been named Senior Vice President and Chief Human Resources Officer, effective January 1, 2023. Charpentier will report to CEO John Zillmer.

“Few people have careers they can look back on with as much pride as Lynn should have as she reflects on hers,” said Zillmer. “Lynn has worked tirelessly for over four decades, never losing focus on doing what was right for this company. Her contributions have been nothing short of legendary.”

McKee joined Aramark, then known as ARA Services, in 1980, as a Human Resources Manager for the company’s operations at the Philadelphia International Airport. She then rose through the ranks in a variety of key HR positions, including Director of Employee Relations, Vice President of Executive Development and Compensation, and Senior Vice President for HR for Aramark Global Food, Hospitality and Facility Services, before being named to her current role in 2004 in which she has had responsibility for all HR issues affecting the company’s 270,000 employees around the world.

“Among her many accomplishments are the crucial roles she played in Aramark’s two IPOs and the LBO and leading the HR-related efforts through our planned spin of the Uniform business,” Zillmer said. “Most notably, Lynn’s insights, expertise, and her deep understanding of the business were front and center during some of the company’s most defining times, including navigating through the tragedy of 9/11, and more recently, through Covid, and everything that changed for our teams during those times.”

In addition to her work on the WSFS Financial Corporation board, it is the company’s intention that McKee will join the Board of Directors of Aramark Uniform Services (AUS) in connection with its spin-off.

“This company and our employees mean so much to me,” said McKee. “Aramark is truly a company that relies on its extraordinary people and their interactions with our clients every day.  They are cherished around the world, and I’m proud to have been part of this incredible team. I wish ongoing success to our leadership team and to every single employee.”

Charpentier has been a part of the Aramark team since 1995, when she joined in the management training program upon graduation from Cornell University. She progressed through a variety of HR and operational positions in different lines of business until 2018, when she briefly left the company for an opportunity with Four Seasons Hotels & Resorts, returning in 2021 as Senior Vice President for HR and Diversity for all of the U.S. Food & Facilities businesses.

“Abigail’s deep HR experience, operational knowledge, and ability to lead transformation are most notable among her many talents,” said Zillmer. “Her roles working with Aramark’s operations have enabled her to shape strategy and practice to enable the company’s business objectives. She will surely be an asset to the leadership team.”

###

Contact:     Debbie Albert
        Albert-debbie@aramark.com
        215.238.3634